Exhibit 10.10

Dow Inc.
Voluntary Deferred Compensation Plan
For Non-Employee Directors

Restated and Effective as of April 1, 2019

ARTICLE IV PARTICIPATION AGREEMENT		14
4.01.	Participation Agreement	14
4.02.	Contents of Participation Agreement	14
4.03.	Modification or Revocation of Election by Participant	14
ARTICLE V DEFERRED COMPENSATION		15
5.01.	Elective Deferred Compensation	15
5.02.	Vesting of Deferral Account	15
ARTICLE VI MAINTENANCE AND INVESTMENT OF ACCOUNTS		16
6.01.	Maintenance of Accounts	16
6.02.	Hypothetical Investment Benchmarks	16
ARTICLE VII BENEFITS		19
7.01.	Time and Form of Payment	19
7.02.	Changing Form of Benefit	19
7.03.	Survivor Benefit	19
7.04.	Hardship Withdrawal	20
7.05.	Change of Control	20
7.06.	Permitted Acceleration of Distributions	20
7.07.	Permitted Delays in Distribution	21
7.08.	Administrative Provisions Regarding Distributions	21
7.09.	Disputed Payments and Refusals to Pay	23
ARTICLE VIII BENEFICIARY DESIGNATION		24
8.01.	Beneficiary Designation	24
8.02.	No Beneficiary Designation	24
ARTICLE IX AMENDMENT AND TERMINATION OF PLAN		25
9.01.	Amendment	25
9.02.	Right to Terminate and Manner of Termination	25
ARTICLE X MISCELLANEOUS		26
10.01.	Plan is Binding	26
10.02.	Effect of Plan on Service Relationship	26
10.03.	Governing Law	26
10.04.	Tax Withholding	26
10.05.	Savings Clause	26
10.06.	Notices	26
10.07.	Waiver	27
10.08.	Reliance on Information Provided	27
10.09.	Plan Interpretation and Section 409A	27
10.10.	Scrivener's Errors	28
10.11.	Privilege	28
10.12.	Rules of Construction	28
10.13.	Unfunded Plan	29
10.14.	Nonassignability	29
10.15.	Underlying Incentive Plans and Programs	29

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ARTICLE I

PURPOSE AND EFFECTIVE DATE

The Dow Inc. Voluntary Deferred Compensation Plan for Non-Employee Directors (the “Plan,”) provides non-employee directors of Dow Inc. with the opportunity to elect to defer receipt of their compensation from Dow Inc. and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. The Plan shall be effective for deferrals made hereunder on or after January 1, 2005. Effective October 11, 2006, the Hypothetical Investment Benchmarks were changed, as reflected in Appendix A.
The instant restated Plan document is adopted effective as of April 1, 2019 and was amended and restated to (1) reflect the corporate restructuring of Dow Inc. and its subsidiaries in anticipation of, and in connection with, its spinoff from DowDuPont Inc., (2) conform certain administrative and governance provisions to corresponding provisions in other retirement plans sponsored by Dow Inc. and its subsidiaries, and (3) make certain other changes deemed desirable by Dow Inc.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:
2.01.     Administrator

“Administrator” shall mean the person, group of persons, or entity responsible for administering the Plan, as provided in Section 3.01. The Compensation Committee of the Board of Directors of Dow Inc. is the Administrator, except to the extent a different person group of persons or entity is designated as the Administrator pursuant to Section 3.02(a) or the Administrator delegates its responsibilities to another person, group of persons, or entity pursuant to Section 3.02(d).
2.02.     Appeals Administrator

“Appeals Administrator” shall mean the person, group of persons, or entity responsible for reviewing adverse benefit determinations under the Plan. The Compensation Committee of the Board of Directors of Dow Inc. is the Appeals Administrator, except to the extent a different person, group of persons or entity is designated as the Appeals Administrator pursuant to Section 3.02(a) or the Appeals Administrator delegates its responsibility for deciding appeals to another person, group of persons or entity pursuant to Section 3.02(d).
2.03.     Beneficiary

"Beneficiary" shall mean the person, persons or entity designated by the Participant, or otherwise determined under Article VIII, to receive any benefits payable under the Plan pursuant to Article VIII.
2.04.     Board

“Board” shall mean the board of directors of Dow Inc.
2.05.     Change of Control

A “Change of Control” under the Plan shall be deemed to have occurred on:

a.
the date that any one person, or more than one person acting as a group, acquires ownership of stock of Dow Inc. that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Dow Inc.;

b.
the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election;

c.
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Dow Inc. possessing 30 percent or more of the total voting power of the stock of Dow Inc.; or

d.
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Dow Inc. that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Dow Inc. immediately before such acquisition or acquisitions, provided that the following asset transfers shall not result in a Change of Control: (i) a transfer of assets to a stockholder of Dow Inc. in exchange for or with respect to its stock, (ii) a transfer to a corporation, 50 percent or more of the total value or voting power of which is owned directly or indirectly, by Dow Inc., (iii) a transfer to a person, or more than one person acting as a group, that owns 50 percent or more of the stock of Dow Inc., or (iv) a transfer to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

This definition of “Change of Control” is intended to satisfy the definition of a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treas. Reg. § 1.409A-3(i)(5) (or any successor provision thereto), and in no circumstance shall an event be treated as a Change of Control unless this Section 2.05 complies with such requirements.
2.06.     Code

“Code” shall mean the Internal Revenue Code of 1986, as amended.
2.07. Common Stock

“Common Stock” shall mean the common stock of Dow Inc., or any successor entity or entities or other controlled group member of Dow Inc. that is listed on the New York Stock Exchange or such other publicly-traded stock exchange, as determined by the Administrator.
2.08.     Company

“Company” shall mean Dow Inc. and any other entity that is included in the Dow Controlled Group. The Dow Controlled Group for this purpose shall mean a controlled group of corporations within the meaning of section 414(b) or section 414(c) of the Code or an affiliated service group within the meaning of section 414(m) of the Code with respect to Dow Inc. and any other entity required to be aggregated with Dow Inc. under section 414(o) of the Code.
2.09.     Deferral Account

“Deferral Account” shall mean the notional account established for record keeping purposes for each Participant pursuant to Article VI.
2.10.     Deferred Amount

“Deferred Amount” shall mean the amount deferred pursuant to Section 4.02.

2.11.     Deputy Administrator

“Deputy Administrator” shall mean the person, group of persons, or entity designated as the Deputy Administrator pursuant to Sections 3.02(a) and (d). The Deputy Administrator is responsible for performing certain administrative and ministerial functions of the Plan, as provided in Section 3.02(b).
2.12.     Domestic Partner

“Domestic Partner” shall mean shall mean the person with whom the Participant is in a Domestic Partnership on the Participant’s date of death or other determination date. For purposes of this definition, “Domestic Partnership” means two people claiming to be “domestic partners” who meet all of the requirements of paragraph 2.12(a) or all of the requirements of paragraph 2.12(b):
(a)    Requirements of paragraph (a):

a.	the two people live together on the determination date;

b.	the two people are not married to other persons;

c.	the two people are each other’s sole domestic partner in a committed relationship similar to a legal marriage and with the intent to remain in the relationship indefinitely;

d.	each of the two people is legally competent and able to enter into a contract;

e.	the two people are not related to each other in a way which would prohibit legal marriage;

f.	in entering the relationship with each other, neither of the two people is acting fraudulently or under duress;

g.	the two people are financially interdependent with each other; and

h.
both people have signed a statement acceptable to the Administrator that has been provided to the Administrator, and there has been no change in circumstances that would render such statement invalid as of the determination date.

(b)    Requirements of paragraph (b):

a.
evidence satisfactory to the Administrator is provided that the two people are registered as domestic partners or partners in a civil union in a state or municipality or country that legally recognizes such domestic partnerships or civil unions; and

b.	each of the two people has signed a statement acceptable to the Administrator and have provided it to the Administrator.

2.13.     Eligible Compensation

“Eligible Compensation” shall mean any:

a.	annual retainers and fees paid by Dow Inc. to Eligible Directors; and

b.	other compensation related to deemed to be Eligible Compensation by the Administrator.
2.14.     Eligible Director

“Eligible Director” shall mean a member of the Board (or of the board of directors of such other Company authorized to participate in the Plan) who is not an employee of the Company.
2.15.     Fair Market Value

“Fair Market Value” of a share of Common Stock shall mean the closing price of Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date the Fair Market Value is to be determined.
2.16.     Form of Payment

“Form of Payment” shall mean payment in a lump sum or annual installments not to exceed 10 years as set forth in Section 7.01(b).
2.17.     Hardship Withdrawal

“Hardship Withdrawal” shall mean the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.
2.18.     Hypothetical Investment Benchmark

“Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks, which are used to measure the return credited to a Participant’s Deferral Account as set forth in Section 6.02.
2.19.     Initial Claims Reviewer

“Initial Claims Reviewer” shall mean the person, group of persons or entity designated as the Initial Claims Reviewer pursuant to Sections 3.02(a) and (d). The Initial Claims Reviewer is responsible for deciding benefit claims under the Plan (i.e., first level claims for benefits).
2.20.     Participant

“Participant” shall mean an Eligible Director who makes an election to participate in this Plan by filing a Participation Agreement as provided in Article IV, or who no longer qualifies as an Eligible Director but still has a Deferral Account under the Plan.
2.21.     Participation Agreement

“Participation Agreement” shall mean an agreement filed by an Eligible Director in accordance with Article IV.

2.22.     Phantom Share Units

“Phantom Share Units” shall mean Deferred Amounts that are deemed to be invested in the Dow Inc. Index Fund and converted into units in the manner set forth in Section 6.02.
2.23     Plan

“Plan” shall mean the Dow Inc. Voluntary Deferred Compensation Plan For Non-Employee Directors as set forth herein, together with any and all amendments and supplements hereto.
2.24.     Plan Year

“Plan Year” shall mean the twelve-month period beginning January 1 and ending December 31.
2.25.     Section 16 Participant

“Section 16 Participant” shall mean an officer or director of Dow Inc. required to report transactions in Dow Inc. securities to the Securities and Exchange Commission pursuant to section 16(a) of the Securities Exchange Act of 1934.
2.26.     Separation from Board Service

“Separation from Board Service” or “Separates from Board Service” shall mean a “separation from service” within the meaning of Section 409A.
2.27.     Section 409A

“Section 409A” means Code section 409A, as may be amended from time to time, and the regulations or other guidance issued thereunder, as may be promulgated from time to time.
2.28.     Time of Payment

“Time of Payment” shall mean (i) in the month of July following Separation from Board Service; (ii) in the month of July following the first anniversary of Separation from Board Service; or (iii) in the month of July following the Participant’s 72nd birthday. In addition, Time of Payment also may mean, in accordance with Section 7.05 of the Plan, payment within thirty (30) days after a Change of Control.
2.29.     Unforeseeable Emergency

“Unforeseeable Emergency” shall mean (i) severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Administrator. The amount of the distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of the Participant’s deferrals under the Plan.

2.30.     Valuation Date

“Valuation Date” shall mean the last day of each calendar month or such other date as the Administrator in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

3.01.     Duties and Powers of the Administrator

The Administrator shall be responsible for the administration of the Plan and shall have the power and authority to control and manage the operation and administration of the Plan.
The principal duty of the Administrator shall be to see that the Plan is carried out in accordance with its terms. The responsibility and authority of the Administrator shall include, but shall not be limited to, the following duties and powers:

a.	To promulgate and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary or appropriate for the proper and efficient administration of the Plan;

b.	To interpret the Plan and to resolve any possible ambiguities, inconsistencies and omissions therein or therefrom;

c.	To decide all questions of fact arising under the Plan;

d.	To prepare and disseminate communications to Participants and Beneficiaries as are necessary or appropriate to properly administer the Plan;

e.
To retain third-party administrators, consultants, accountants, actuaries, and other individuals or entities as it deems necessary or advisable to assist it in fulfilling its responsibilities under the Plan, to monitor the performance of such individuals and entities, to decide whether to discontinue the services of such individuals and entities, and to make payment to such individuals and entities in accordance with the terms of the Plan; and

f.	To settle or compromise any claim or dispute involving the Plan and enforce any release of a claim against the Plan or any covenant not to sue the Plan; and

g.	To authorize other Companies to participate in the Plan.

3.02.     Designation of Administrators and Allocation and Delegation of Administrative Responsibilities

a.
Designation of administrators. Dow Inc., as the Plan sponsor, may: (i) designate one more persons to serve as the Deputy Administrator or Initial Claims Reviewer, through an action of the Administrator or its designee; and (ii) designate one or more persons, groups of persons, or entities to serve as the Administrator or Appeals Administrator, in addition to or in lieu of the Administrator or Appeals Administrator named in the plan document, through an action of the Board or of such other person as the Board shall designate.

b.	Deputy Administrator. The Deputy Administrator shall be responsible for performing certain administrative and ministerial functions under the Plan, subject to oversight by the

Administrator. The Deputy Administrator shall be responsible for determining in the first instance issues related to eligibility, Deferral Accounts, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses, withdrawals, deferral elections, and any other duties concerning the day-to-day operation of this Plan. The Administrator shall have discretion to delegate such additional duties to the Deputy Administrator as it may determine. The Deputy Administrator shall have authority to retain third-party administrators, consultants, accountants, actuaries, and other individuals or entities as he or she deems necessary to carry out his or her responsibilities under the Plan.
Notwithstanding any provision of the Plan to the contrary, the Administrator or the Board shall have exclusive responsibility for all administrative functions under the Plan to the extent necessary to prevent adverse consequences under Section 16 of the Exchange Act.

c.
Allocation of administrative responsibilities. If there is more than one Administrator, or if the Administrator consists of more than one person, group of persons, or entity, such Administrator may allocate its administrative responsibilities among such persons, group of persons, or entities. Similarly, if any of the Deputy Administrator, Initial Claims Reviewer, or Appeals Administrator consists of more than one person, group of persons or entity, such Deputy Administrator, Initial Claims Reviewer, or Appeals Administrator may allocate its administrative responsibilities among such persons, groups of persons or entities.

d.
Delegation of administrative responsibilities. The Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator may designate other persons, groups of persons or entities to carry out their responsibilities under the Plan, provided that such delegation is consistent with the terms of the Plan and the Administrator’s, Deputy Administrator’s, Initial Claims Reviewer’s, or Appeals Administrator’s duties and responsibilities under the Plan.

e.
Authority of delegees. Unless an instrument delegating authority to a delegee specifies otherwise, the delegee shall have the same discretionary powers in carrying out such delegated responsibility as the delegor would have if it had carried out the responsibility itself, and the provisions of Section 3.03 shall apply to such delegee.

3.03.     Decisions of Administrators

a.
The Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator shall have the sole and absolute discretion to interpret the Plan documents, make findings of fact and decide any matters arising with respect to their assigned duties and powers under the Plan, and may adopt such rules and procedures as they deem necessary, desirable, or appropriate to carry out their responsibilities under the Plan. In particular: (i) the Administrator and the Deputy Administrator shall have the sole and absolute discretion to decide administrative issues and to exercise the duties and powers set forth in the Plan and shall have such discretionary power as may be necessary in order to carry out those duties and powers; and (ii) the Initial Claims Reviewer and Appeals Administrator shall have the sole and absolute discretion to decide claims and appeals as described in Section 3.05 and to exercise the duties and powers set forth in Section 3.05, and shall have such discretionary power as may be necessary in order to carry out those duties and powers.

b.
The determinations and rules of the Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator or other administrator upon any question of fact, interpretation, definition or procedure relating to the Plan or any other matter relating to the Plan shall be conclusive and binding on all persons having an interest in the Plan, except that (i) the determinations of the Initial Claims Reviewer are subject to review by the Appeals Administrator; (ii) the determinations of the Initial Claims Reviewer and Appeals Administrator are subject to the interpretations of the Plan document by the Administrator; and (iii) the determinations of the Deputy Administrator are subject to the interpretations of the Plan document by the Administrator. If challenged in court, the determinations of the Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to, or considered by, the Administrator, Deputy Administrator, Initial Claims Reviewer, or Appeals Administrator at the time of its determination.

3.04.     Indemnification

Dow Inc. agrees to indemnify and to defend to the fullest extent permitted by law any employee or former employee of the Company or member of the Board who is serving or has served as an Administrator, Deputy Administrator, Initial Claims Reviewer, Appeals Administrator, any delegee of each the Administrator, the Initial Claims Reviewer or the Appeals Administrator (irrespective of whether such delegation is provided in writing, orally or by action), and any Board member, officer, employee, or former employee of a Company who acts on behalf of the Administrator, Deputy Administrator, Initial Claims Reviewer, Appeals Administrator, or delegee with respect to the Plan against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by Dow Inc.) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith. Notwithstanding the foregoing, nothing in this indemnification provision extends any indemnification rights to any third-party service providers, except for any indemnification rights that may be provided in written contracts between Dow Inc. or the Plan and such third-party service providers.
3.05.     Claim and Review Procedure

a.
Initial Claims. If the Initial Claims Reviewer receives a written claim for benefits from a Participant or other individual, the Initial Claims Reviewer shall review such claim in accordance with this Section 3.05. If the Initial Claims Reviewer determines that such claim should be denied in whole or in part, the Initial Claims Reviewer shall, in writing, notify such claimant within 90 days of receipt of such claim that his or her claim has been denied, unless the Deputy Administrator determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant. If the claim is denied, the Initial Claims Reviewer shall set forth in writing the specific reasons for such denial and such notification shall:

i.	state the reason why the claim is being denied;

ii.	set forth the pertinent sections of the Plan relied upon;

iii.	if applicable, set forth an explanation of any additional material or information necessary for the claimant to perfect his or her claim; and

iv.	set forth an explanation of how the claimant can obtain review of such denial under the procedures set forth below.
The claimant may submit written comments, documents, records and other information relating to the claim for benefits. Further, the claimant shall be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

b.
Appeals. Within 60 days after receipt by the claimant of such notice, such claimant may request, by mailing or delivery of written notice to the Appeals Administrator, a review by the Appeals Administrator of the decision denying the claim. If the claimant fails to request such a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Initial Claims Reviewer is correct. The Appeals Administrator shall notify a claimant of its determination on appeal within 90 days after receipt of such notice from the claimant, unless the Appeals Administrator determines that additional time, not exceeding 90 additional days, is needed, and so notifies the claimant. If such determination is favorable to the claimant, it shall be binding and conclusive.

If the claim is denied, the Appeals Administrator shall set forth in writing the specific reasons for such denial and such notification shall:

i.	state the reason for denial of the claim;

ii.	set forth the pertinent sections of the Plan relied upon; and

iii.	state that the claimant may bring institute legal proceedings, provided the claimant institutes such legal proceeding within the time periods provided in Section 3.06.
The claimant shall be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
A claim for a benefit under this Section 3.05 shall include any Applicable Claim as defined in Section 3.06(b).

3.06.     Commencement of Legal Action

a.	An Applicable Claim may not be filed in any court until the claimant has exhausted the claims review procedures described in Section 3.05, and unless such claim or action is filed in a court with jurisdiction over such claim or action no later than the earlier of (i) 180 days after the mailing or delivery of the adverse determination by the Appeals Administrator, or (ii) one year after:

i.
in the case of a claim or action to recover benefits allegedly due to a claimant under the terms of the Plan or to clarify the claimant’s rights to future benefits under the terms of the Plan, the earliest of (i) the date the first benefit payment was actually made, (ii) the date the first benefit payment was allegedly due, and (iii) the date the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred before or during the administrative review process),

ii.
in the case of a claim or action to enforce an alleged right under the Plan (other than a right to benefits which are subject to Section 3.06(a)(i)), the date the Initial Claims Reviewer or Appeals Administrator first denied the claimant’s request to exercise such right, regardless of whether such denial occurred during the administrative review process,

iii.
in the case of any other claim or action described in Section 3.06(b)(iv), below, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the claim or action, provided that if a request for administrative review, timely made in accordance with Section 3.05, is pending before the Initial Claims Reviewer or Appeals Administrator when the period described in this Section 3.06 expires, the deadline for filing such claim or action in a court with proper jurisdiction shall be extended to the date that is 180 days after the mailing or delivery of the adverse determination by the Appeals Administrator.
The period described by this Section 3.06 is referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 3.06. Except as provided in the following two sentences, a claim or action filed after the expiration of the Applicable Limitations Period shall be deemed time-barred. The Applicable Limitations Period may be extended by the Administrator or its designee in his sole discretion upon a showing of exceptional circumstances that, in the opinion of the Administrator or its designee, provide good cause for an extension. The exercise of this discretion is committed solely to the Administrator or its designee and is not subject to review.

b.	For purposes of this Section 3.06, an Applicable Claim is:

i.	a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law,

ii.	a claim or action to clarify rights to future benefits under the Plan,

iii.	a claim or action to enforce rights under the Plan, or

iv.
any other claim or action that (i) relates to the Plan, and (ii) seeks a remedy, ruling, or judgment of any kind against the Plan, the Company, the Administrator, the Initial Claims Reviewer, the Appeals Administrator or any delegee of the Administrator,

Initial Claims Reviewer or Appeals Administrator, or any officer, employee, or former employee of the Company or other person who acts on behalf of the Plan.

c.
In the event of any Applicable Claim brought by or on behalf of two or more claimants, this Section 3.06, including the Applicable Limitations Period, shall apply separately with respect to each claimant.

3.07.     Forum Selection

a.
To the fullest extent permitted by law, any putative class action lawsuit relating to the Plan, the lawfulness of any Plan provision, the administration of the Plan, or the performance or non-performance of an Administrator, Deputy Administrator, Initial Claims Reviewer, Appeals Administrator, their delegees or any officer, employee or former employee of the Company or other persons who act on their behalf with respect to the Plan shall be filed in one of the following jurisdictions: (i) the jurisdiction in which the Plan is principally administered, which is currently within the territorial boundaries of the Northern Division of the United States District Court for the Eastern District of Michigan; or (ii) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined the jurisdiction in which the largest number of class members is reasonably believed to reside).

b.
If any putative class action within the scope of paragraph (a) above is filed in a jurisdiction other than one of those described in paragraph (a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan, including all alleged Participants and Beneficiaries, shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described in paragraph (a). Such steps may include, but are not limited to, (i) a joint motion to transfer the action; or (ii) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in paragraph (a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in paragraph (a) at the same time that it was filed or asserted in a jurisdiction not described therein.

c.	This provision does not relieve any putative class member from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.

3.08.     Expenses

Any expense incurred by the Company, the Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator, and their delegees, relative to the administration of this Plan shall be paid by Dow Inc. and/or may be deducted from the Deferral Accounts of the Participants as determined by the Administrator or Deputy Administrator.

ARTICLE IV

PARTICIPATION AGREEMENT

4.01.     Participation Agreement

An Eligible Director may elect to defer Eligible Compensation under the Plan by filing a Participation Agreement with the Deputy Administrator in accordance with the Plan’s enrollment procedures. An individual shall not be eligible to file a Participation Agreement unless he or she qualifies as an Eligible Director for the Plan Year to which the Participation Agreement applies.
A Participation Agreement normally must be filed on or prior to the December 15 (Eastern Standard Time) immediately preceding the Plan Year to which the Participation Agreement applies. The Administrator, in its sole discretion and to the extent permitted by Section 409A, may permit: (i) a Participation Agreement to be filed after the December 15 but on or before the December 31 (Eastern Standard Time) immediately preceding the Plan Year to which the Participation Agreement applies; and (ii) a newly-eligible Eligible Director to submit a Participation Agreement within 30 days after the date the Eligible Director becomes eligible, and deferrals shall commence as soon as practical thereafter for Eligible Compensation earned after the Deputy Administrator receives a completed and timely submitted Participation Agreement.
An individual who no longer qualifies as an Eligible Director shall continue to be a Participant in the Plan until he or she no longer has a Deferral Account under the Plan.
4.02.     Contents of Participation Agreement

Subject to Article VII, each Participation Agreement shall set forth the amount of Eligible Compensation for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”). Each Participation Agreement shall also set forth a Time of Payment and a Form of Payment in accordance with the provisions of Article VII. Participation Agreements are to be completed in a format specified by the Deputy Administrator. Notwithstanding the foregoing, if a Participant files a Participation Agreement but fails to designate the Form of Payment or the Time of Payment for a Deferred Amount in the manner required by the Plan, payment of such Deferred Amount shall be made in a lump sum or in the month of July following Separation from Board Service, as applicable.
4.03.     Modification or Revocation of Election by Participant

A Participant may not change the amount of his or her Deferred Amount during a Plan Year, except as contemplated in the second to last sentence of Section 4.01 (concerning elections for newly Eligible Directors) or unless otherwise permitted under Section 409A. A Participant’s Participation Agreement may not be made, modified, or revoked retroactively.

ARTICLE V

DEFERRED COMPENSATION

5.01.     Elective Deferred Compensation
The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. An earnings credit shall be applied to the Deferral Account under Section 6.02 based on a Participant’s investment selection among the Hypothetical Investment Benchmarks.
For Section 16 Participants who elect to direct their Deferred Amount to the Hypothetical Investment Benchmark of the Dow Inc. Stock Index Fund (as defined in Section 6.02(b), below), the Deferred Amount of that Participant with respect to each Plan Year of participation shall be credited to the Participant’s Deferral Account in the Hypothetical Investment Benchmark of 125% of Ten Year Treasury Notes as and when such Deferred Amount would otherwise have been paid to the Participant; on a quarterly basis (on the last business day of the months of March, June, September and December), such Deferred Amount shall be reallocated to the Hypothetical Investment Benchmark of the Dow Inc. Stock Index Fund.
5.02.     Vesting of Deferral Account

A Participant shall be 100% vested in his or her Deferral Account as of each Valuation Date.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

6.01.     Maintenance of Accounts

Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Times of Payment and Forms of Payment. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind. The Deputy Administrator shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.02, and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.
6.02.     Hypothetical Investment Benchmarks

e.
Direction of Hypothetical Investments. Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks designated by the Administrator or the Deputy Administrator acting individually, or their respective delegates, from time to time, and in accordance with any such rules, regulations, and procedures as the Administrator or the Deputy Administrator may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferred Amounts are credited to his or her Deferral Accounts. Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis. Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations, and procedures as the Administrator may establish from time to time.

f.	Dow Inc. Stock Index Fund and DowDuPont Inc. Stock Index Fund.

1.
The Hypothetical Investment Benchmarks available for Deferral Accounts shall include the “Dow Inc. Stock Index Fund.” The Dow Inc. Stock Index Fund shall consist of deemed investments in shares of Common Stock, including reinvestment of dividends and stock splits. Deferred Amounts that are deemed to be invested in the Dow Inc. Index Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in the Dow Inc. Index Fund shall be credited, as of each dividend payment date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

2.
When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in the Dow Inc. Stock Index Fund is to be made, the balance in such a Deferral Account shall be determined by multiplying the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution by the number of Phantom Share Units to be reallocated or distributed. Upon a distribution, the amounts in the Dow Inc. Stock Index Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

3.
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, spinoff or other change in the corporate structure of Dow Inc., The Dow Chemical Company, or another Company affecting Common Stock, or a sale by Dow Inc., The Dow Chemical Company, or another Company of all or part of its assets, or any distribution to stockholders other than a normal cash dividend, then the Administrator may make appropriate adjustments to the number of Phantom Share Units credited to any Deferral Account to the extent that the Administrator deems such adjustments necessary. The determination of the Administrator as to such adjustments, if any, to be made shall be conclusive.

4.
Notwithstanding any other provision of this Plan, the Administrator shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is deemed to be an exempt purchase for purposes of such section 16(b), including, without limitation, requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

5.
The Hypothetical Investment Benchmarks available for Deferral Accounts shall also include the “DowDuPont Inc. Stock Index Fund,” but only to the extent that a Participant’s Deferral Account is deemed to be invested in DowDuPont Inc. common stock prior to the Spinoff. The DowDuPont Inc. Stock Index Fund shall consist of deemed investments in the common stock of DowDuPont Inc. or any successor thereto (as determined by the Administrator in its sole discretion), including stock splits but not dividends. Dividends shall be deemed to be invested in the manner determined the Administrator. Similar rules and procedures as described in this Section 6.02(b) with respect to the Dow Inc. Stock Index Fund shall apply with respect to the DowDuPont Inc. Stock Index Fund and its successors, to the extent required by section 16(b) of the Securities Exchange Act of 1934, as amended, or by rules established by the Administrator. For the avoidance of doubt: (A) a Participant may not direct that any amounts allocated to his or her Deferral Account after the Spinoff will be deemed to be invested in the DowDuPont Inc. Stock Index Fund or any successor thereto; and (B) amounts deemed to be invested in the DowDuPont Inc. Stock Index Fund prior to the Spinoff may continue to be deemed to be so invested following the Spinoff in accordance with rules established by the Administrator.

For purposes of this Section 6.02(b), the "Spinoff" means the separation of Dow Inc. from DowDuPont Inc. by means of a pro rata distribution of all of the then-issued and outstanding shares of Common Stock to DowDuPont's stockholders.

ARTICLE VII

BENEFITS
7.01.     Time and Form of Payment

a.
Time of Payment. Upon the Time of Payment elected by the Participant in the applicable Participation Agreement for each Deferral Account, Dow Inc. shall pay to the Participant the balance of such Deferral Account or commence installment payments from the Deferral Account, in each case, as determined in the manner set forth in Section 7.01(b) below.

b.
Form of Payment: Dow Inc. shall make cash payments from a Participant’s Deferral Accounts in the Form of Payment elected by the Participant in the applicable Participation Agreement for each Deferral Account. Lump sum payments shall consist of an amount equal to the balance of such Deferral Account determined as of the most recent Valuation Date preceding the payment date. Installment payments shall consist of an annual amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding the applicable annual payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installment years (including the year for the installment being paid). Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account. Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, in the event the sum of all benefits payable to the Participant is less than or equal to ten thousand dollars ($10,000), the Administrator shall pay such benefits in a single lump sum.

7.02.     Changing Time or Form of Benefit

A Participant may subsequently elect an alternative Time of Payment or Form of Payment (only to the extent permitted by the Plan at the time of such election) in a writing filed with the Deputy Administrator at the time and in the manner required by the Deputy Administrator; provided, however, that:

a.	the election must be made at least twelve (12) months prior to the date the distribution is scheduled to be made or commence;

b.	a distribution may not be made earlier than at least five (5) years following the date the distribution would have been made or commenced; and

c.	the election may not cause the payments to be accelerated.

7.03.     Survivor Benefit

Notwithstanding any election by a Participant in a Participation Agreement or provisions of the Plan to the contrary, if a Participant dies prior to receiving full payment of his or her Deferral Account(s), Dow Inc. shall pay the remaining balance (determined as of the most recent Valuation Date preceding death) to the

Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash as soon as administratively practicable after the Participant’s death, provided that such Beneficiary or Beneficiaries shall not have the right to designate the taxable year of payment.
7.04.     Hardship Withdrawals

Notwithstanding the provisions of Section 7.01 and any elections by a Participant in a Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his or her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.04. A distribution pursuant to this Section 7.04 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.04 shall be made to the Administrator in such form and in accordance with such procedures as the Administrator shall determine from time to time. The determination of whether and in what amount a distribution will be permitted pursuant to this Section 7.04 shall be made by the Administrator. Upon such an early payment under this Section 7.04 in a Plan Year, the Participant’s deferral election pursuant to Article IV shall be cancelled with respect to any Deferred Amounts that would otherwise be deferred for the remainder of such Plan Year.
7.05.     Change of Control

An Eligible Director may, when completing a Participation Agreement during the enrollment period, elect that, if a Change of Control occurs, the Participant shall receive a lump sum payment of the balance of the Deferral Account within thirty (30) days after the Change of Control. This election is irrevocable and shall apply to the entire Deferral Account both before and after Separation from Board Service. The Deferral Account balance shall be determined as of the most recent Valuation Date preceding the month in which Change of Control occurs. All Participation Agreements previously filed by a Participant who receives a distribution under this Section 7.05 shall be null and void (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such distribution is made.
7.06.     Permitted Accelerations of Distribution

A Participant’s benefits shall be paid earlier than the date(s) specified in this Article VII under the following circumstances, each only to the extent permitted under Section 409A:

a.
Ethics Agreement. To the extent necessary for the Participant to comply with an ethics agreement with the Federal government, and to the extent reasonably necessary to avoid the violation of applicable Federal, state, or local ethics law or conflicts of interest law, to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(iii);

b.
Tax Obligations. To comply with state, local, or foreign tax obligations that apply to amounts deferred under the Plan before the amounts are paid or made available to the Participant, to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(xi);

c.	Section 409A Violations. To the extent required to be included in income as a result of a violation of Section 409A, to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vii);

d.
Debt Owed to the Company. To the extent necessary to satisfy a debt of the Participant to the Company and to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(xiii), where (i) such debt is incurred in the ordinary course of the service relationship, (ii) the entire amount used to satisfy such debt in any fiscal year of the Company does not exceed $5,000, and (iii) the offset against such debt is made at the same time and in the same amount as such debt otherwise would have been due and collected from the Participant;

e.
Disputed Amounts. To the extent of any settlement between the Company and the Participant of an arm’s length bona fide dispute as to the Participant’s right to a deferred compensation amount under the Plan, and to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(xiv), provided that such settlement amount is at least 25 percent less than the present value of the disputed amount and is not made at the same time as or proximate to a downturn in the financial health of Dow Inc.; and

f.	Other Permissible Circumstances. In the sole discretion of the Administrator, under any other circumstance permitted under Section 409A.

7.07.     Permitted Delays in Distribution

Notwithstanding any other provision of the Plan to the contrary, amounts payable hereunder may be delayed after the date(s) specified under this Article VII under the following circumstances, each to the extent permitted under Section 409A:

a.
Federal Securities Laws. Payment may be delayed if the Administrator reasonably anticipates that the making of a payment would violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Administrator reasonably anticipates that the making of the payment will not cause such violation; and

b.	Other Events as Permitted by § 409A. Payment may be delayed upon such other events or conditions as may be permitted in regulations or other guidance issued under Section 409A.

7.08.     Administrative Provisions Regarding Distributions

a.
Domestic Relations Orders. Upon receipt of a valid domestic relations order, as determined by the Administrator pursuant to Treas. Reg. § 1.409A-3(j)(4)(ii) and the domestic relations order procedures applicable to the Plan (the “Procedures”), that require distribution of all or a portion of a Participant’s vested benefit under the Plan to an alternate payee, the required distribution(s) shall be paid to the alternate payee in accordance with such order, to the extent not already paid to a Participant or Beneficiary. Except as otherwise provided in the Procedures, however, a domestic relations order shall be valid with respect to the Plan: (a) only if the Administrator determines that the Plan is or will be able to, with sufficient certainty and without undue administrative burden, ascertain the amount of the benefit assigned to the alternate payee and the amount assigned to the Participant under the order; (b) if the order is a separate interest order, only if it can be interpreted as providing for an immediate lump sum distribution to the alternate payee of the portion of the benefit assigned to the alternate payee; and (c) if the order is a shared payment order, only if it can be interpreted to provide that upon the death of the alternate payee, the alternate payee’s interest shall revert to the Participant and not to any contingent alternate payee. In addition, an order that is approved after payment to the Participant commences shall be valid only if it is a shared payment order. References in the Plan to Participants shall include alternate payees to the extent (x) required by an applicable valid domestic relations order and (y) consistent with the Procedures and the terms of the Plan.

b.
Incompetence. If the Administrator determines that any person entitled to receive benefits hereunder is not physically or mentally capable of electing the time or form, or receiving or acknowledging receipt, of benefits under the Plan, the Administrator may make benefit payments to the court-appointed legal guardian of the such person, to an individual who has become the legal guardian of such person by operation of state law, or to another individual whom the Administrator determines is the appropriate person to receive such benefits on behalf of the person entitled to receive benefits.

c.
Unclaimed Payments and Lost or Missing Participants. Benefits that the Plan is unable to pay because a Participant, Beneficiary, spouse, Domestic Partner, or other intended recipient has not been located, and benefit payments made by checks that are not cashed or deposited or by electronic funds transfers or other payment methods that are not completed and any benefits to which such benefit payments relate, shall be forfeited if the Plan is not able to locate the intended recipient, or the payment is not completed, within one year after the Plan first attempts to make the payment. The Deputy Administrator is entitled to rely on the last address provided to the Plan by the intended recipient and has no obligation to search for or ascertain such individual’s whereabouts.

d.
Incorrect Payment of Benefits. If the Deputy Administrator determines in its sole discretion that the Plan made an overpayment of the amount of any benefits due any payee under the Plan, and that a correction is necessary or desirable under the law, then to the extent permitted by Section 409A, the Plan may recover the amounts either by requiring the payee to return the excess to the Plan, by reducing any future Plan payments to the payee, or by any other method deemed reasonable by the Deputy Administrator.

e.
Administrative Delay. The Deputy Administrator may make payment on any day later than the date specified in the Plan as a result of administrative delay to the extent that such payment is treated as being paid on the date specified in the Plan under Treas. Reg. section 1.409A-3(d), which generally permits payment to be made later within the same calendar year, or, if later, within 2½ months following the date specified in the Plan, provided that the Participant is not permitted to designate the taxable year of payment.

7.09.     Disputed Payments and Refusals to Pay

If a Participant or Beneficiary believes he is entitled to have received a benefit but has not received payment, the Participant or Beneficiary must accept any payment made under the Plan and make prompt, reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treas. Reg. § 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts unless the Participant or Beneficiary provides notice to the Administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. The requirements of this Section 7.09 shall be in addition to, and shall not supersede or be superseded by, the provisions of Section 3.05.

ARTICLE VIII

BENEFICIARY DESIGNATION

8.01.     Beneficiary Designation

Each Participant shall have the right to designate a person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Deputy Administrator, on such form and in accordance with such procedures as the Deputy Administrator shall establish from time to time.
8.02.     No Beneficiary Designation

If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be the Default Beneficiary. For purposes of this Section 8.02, “Default Beneficiary” shall mean the spouse or Domestic Partner of the Participant, if any; (ii) if there is no spouse or Domestic Partner, the child(ren) of the Participant, if any; and (iii) if there are no spouse, Domestic Partner or children, the estate of the Participant.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

9.01.     Amendment

The Board may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.
9.02.     Right to Terminate and Manner of Termination

The Board may at any time terminate the Plan with respect to future Participation Agreements. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of Dow Inc. Upon termination of the Plan, no further deferrals of Eligible Compensation shall be permitted; however, earnings, gains, and losses shall continue to be credited to Deferral Accounts in accordance with Article VI until the Deferral Account balances are fully distributed. Any termination pursuant to this Section 9.02 shall be performed in a manner consistent with the requirements of Section 409A.

ARTICLE X

MISCELLANEOUS

10.01.     Plan is Binding

This Plan shall be binding upon and inure to the benefit of Dow Inc., its successors, Participants, Beneficiaries, and their respective successors, assigns (to the extent such assignment is permitted under the Plan), heirs, personal representatives, executors, administrators, and legatees.
10.02.     Effect of Plan on Service Relationship

Nothing contained herein shall in any manner affect any service relationship between the Company and any Company service provider, nor shall anything contained herein be construed to enlarge upon or to add, directly or indirectly, to the rights of any individual service provider, except the right to become eligible to become an Eligible Director under the Plan subject to and as provided in the Plan document.
This Plan does not constitute a contract of employment or service or impose in the Participant or the Company any right, or obligation, for the Participant to remain on the Board or otherwise remain a service provider to the Company.
10.03.     Governing Law

The Plan shall be administered, construed and enforced under the laws of the State of Delaware, the laws of the State of Delaware shall apply, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.
10.04.     Tax Withholding

The Company shall have the right to withhold taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy any of its obligations to withhold federal, state, local or foreign income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Administrator shall have the right, to the extent permitted by Section 409A and other provisions of law, to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant or any Beneficiary, upon such terms and conditions as the Administrator may prescribe.
10.05.    Savings Clause

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
10.06.     Notices

No notice, election or communication in connection with the Plan made or submitted by any Participant, Beneficiary, claimant, or other person shall be effective unless duly executed and filed with the Deputy Administrator in the form and manner required by the Deputy Administrator.

10.07.     Waiver

No term, condition, or provision of the Plan shall be deemed waived unless the purported waiver is in writing signed by the Administrator. No waiver signed by the Administrator shall be deemed a continuing waiver unless so specifically stated in the writing, and any such waiver shall operate only for the stated period and only as to the specific term, condition, or provision waived.
10.08.     Reliance on Information Provided

The Company, Administrator, Deputy Administrator, Initial Claims Reviewer, Appeals Administrator, and any person to whom the Plan’s operation or administration is delegated may rely conclusively on any advice, opinion, valuation, or other information furnished by any actuary, accountant, appraiser, legal counsel, or physician whom such entity or person engages or employs. A good faith action or omission based on this reliance is binding on all parties, and no liability can be incurred for it except as the law requires.
10.09.     Plan Interpretation and Section 409A

The Plan shall be construed and interpreted to comply with, or be exempt from, Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If the Administrator determines that any provision of the Plan is, or might be, inconsistent with the restrictions imposed by Section 409A, such provision shall be deemed to be amended to the extent that the Administrator determines it is necessary to bring it into compliance with Section 409A. Any such deemed amendment shall be effective as of the earliest date such amendment is necessary under Section 409A.
Notwithstanding the foregoing, nothing in the Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from a Participant to the Company or to any other individual or entity. Each installment payment required under this Plan shall be considered a separate payment for purposes of Section 409A.
Notwithstanding anything in the contrary in the Plan, distributions may not be made to a Participant who is a Key Employee upon a Separation from Board Service before the date which is six months after the date of the Key Employee’s Separation from Board Service (or, if earlier, the date of the Key Employee’s death). During the period between a Key Employee’s Separation from Board Service and a distribution pursuant to this Section 10.09, the Key Employees’ Deferral Accounts shall remain invested among the same Hypothetical Investment Benchmarks as at the time of the Separation from Board Service, and the Participant shall retain the right to direct the manner in which his or her Deferral Accounts will be deemed to be invested. During this time, earnings, gains and losses shall continue to be credited to Deferral Account balances in accordance with Article VI until the Deferral Account balances are fully distributed.
For purposes of this Section 10.09,     “Key Employee” shall mean a Participant who is a key employee within the meaning of Treas. Reg. § 1.409A-1(i), as determined in accordance with the procedures adopted by the Company.

10.10.     Scrivener’s Errors

The Plan shall be applied and interpreted without regard to any scrivener’s error in this instrument. The determination whether a scrivener’s error has occurred shall be made by the Administrator in the exercise of its best judgment and sole discretion, based on its understanding of the intent of Dow Inc. as settlor of the Plan, and taking into account such evidence, written or oral, as it deems appropriate or helpful. The Administrator is authorized to correct any scrivener’s errors discovered in this instrument, retroactively or prospectively.
10.11.     Privilege

If Dow Inc., The Dow Chemical Company, or other Company (or a person or entity acting on behalf of Dow Inc., The Dow Chemical Company, or other Company) or an Administrator, Deputy Administrator, Initial Claims Reviewer, Appeals Administrator, any delegee of the Administrator, Deputy Administrator, Initial Claims Reviewer or Appeals Administrator, or any officer, employee, or former employee of Dow Inc. The Dow Chemical Company, or any other Company (an “Advisee”) engages an attorney, accountant, actuary, consultant, or other person or entity to advise the Advisee on issues related to the Plan or the Advisee’s responsibilities under the Plan (an “Advisor”):

a.	The Advisor’s client is the Advisee and not any Participant, service provider, Beneficiary, spouse or Domestic Partner, alternate payee, claimant, service provider, or other person;

b.
The Advisee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and

c.
No Participant, service provider, Beneficiary, spouse or Domestic Partner, alternate payee, claimant, or other person shall be permitted to review any communication between the Advisee and any of its or his or her Advisors with respect to whom a privilege applies, unless mandated by a court order.

10.12.     Rules of Construction

For purposes of the Plan, unless the contrary is clearly indicated by the context:

a.	the use of the masculine gender in this Plan shall also include within its meaning the feminine gender and vice versa;

b.	the use of the singular shall also include within its meaning the plural and vice versa;

c.	the word “include” shall mean to include, but not to be limited to;

d.
any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder;

e.
the title of an officer, employee, or entity used in this Plan (including, but not limited to, the title(s) referred to in the definitions of Administrator, Deputy Administrator, Initial Claims Reviewer, and Appeals Administrator), means the respective officer, employee, or entity of Dow Inc. or The Dow Chemical Company and means any successor title to such position as such title may be changed from time to time;

f.
references to an Administrator, Deputy Administrator, Appeals Administrator, Initial Claims Reviewer, officer or employee of Dow Inc. or The Dow Chemical Company, or other person or entity with responsibility or authority under the Plan shall include delegees (if any) of such entity or person, with respect to such entity’s or person’s delegated responsibilities; and

g.
the captions and headings of each article, section, paragraph, and other provision of the Plan are for convenience and reference only and are not to be considered in interpreting the terms and conditions of the Plan.

10.13.     Unfunded Plan

This Plan is intended to be an unfunded plan providing deferred compensation. All payments pursuant to the Plan shall be made from the general assets of Dow Inc. and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of Dow Inc., or any other Company as a result of participating in the Plan. Notwithstanding the foregoing, Dow Inc. may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of Dow Inc.’s creditors, to assist it in accumulating funds to pay its obligations.
10.14.     Nonassignability

Except as specifically set forth in the Plan, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
10.15.     Underlying Incentive Plans and Programs
Nothing in this Plan shall prevent any Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which amounts are earned and which are deferred under this Plan.

IN WITNESS WHEREOF, Dow Inc. which has been designated as the sponsor of the Plan with all of the rights and obligations attendant thereto, has caused this amended and restated Plan document to be executed in its name and on its behalf by its officers duly authorized on this 1st day of April, 2019.

DOW INC.

/s/ KAREN S. CARTER
By: Karen S. Carter

Its: Chief Human Resources Officer